                                                                   Exhibit 10.35

                 Compensation Arrangement with Arlen D. Jameson

  - A special incentive of 6000 shares of Alliant stock that will be delivered to you at the time that Alliant is named winner of the ICBM Modernization contract (this stock incentive is contingent upon Board approval and is subject to normal tax withholding). Of course, the shares will not be awarded if we do not win the program. This incentive assumes that the program stays on track as currently defined and there is a prime contract. A change away from a prime contract would require a re-evaluation of the special incentive. This stock incentive is offered in lieu of any other annual or long-term incentive during the ICBM proposal activity.

  - An initial base annual salary at the time of hire of $200,000. At the time we win the program, your annual compensation will be restructured to a total target amount of $215,000, comprised of a base annual salary of $160,000 plus a target annual incentive amount of $55,000. From the date we win the program through the end of FY98 (March 31, 1998), your target incentive will be prorated for time. For the first year of employment after contract award, our minimum guaranteed incentive will be $40,000. Based on present timing, this may be over two Alliant fiscal years. Actual incentives earned may be up to 200% of target for outstanding performance by you individually, your business unit, and the corporation in total.

  - Additionally, once the program is won, you will also participate in Alliant's Long Term Incentive Plan, which under today's design is an annual grant of stock options in the May/June timeframe. Our current intent is to target your future grants at 4000 options per year. This number could change to the extent that we recalibrate the number of options for all executives. I anticipate that your first option grant would be issued in 1998.

  - If we do not win the ICBM program, we will attempt to place you in an alternative, mutually-acceptable position within the company; however, if we are unable to do so, we will provide a severance amount of $100,000. After the award date, the severance amount available in the event of any company initiated termination (other than for cause) will be structured as follows: $100,000 for the next six months, $70,000 for the next 12 months, and after that period of time the severance amount available will be reduced to the greater of normal severance (one week's base pay per full year of service) or three months base salary. All severance payments are lump sum.

  - We offer a comprehensive benefit program covering retirement, healthcare, dental care, life insurance, short and long term disability, health and dependent care reimbursement accounts, etc.

  - You will be eligible to participate in the Alliant 401(K) plan immediately upon beginning employment with Alliant. This plan provides for pre and post tax savings and a 50% company match up to the first 6% of your contributions. The company match vests immediately upon employment. You will also be permitted to rollover into the Alliant 401(K) plan the present balance from your current qualified savings plan, to the extent allowable by law.

  - Ten days of vacation will be deposited in your vacation accrual account when you commence employment, and then you will accrue vacation days at the normal company rate which increases with tenure.

  -  While in this assignment, you will be provided with a car.

  - During the period of time preceding Alliant's win of the ICBM program, Alliant will provide you with a furnished apartment. Also, during this period, we will provide for travel home every other week. Travel of the same value can be used by your wife to visit Utah as long as the total trips are no greater than one every other week.

  - Upon winning the program, it is anticipated that you would move your family to Salt Lake City. You will receive a broad relocation package. This includes third party purchase of your current primary residence, movement of household goods, and closing costs of your current and new residences.